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                                 EXHIBIT 11.01

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                        LDI CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                 (Amounts in Thousands, Except Per Share Data)

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                                                              THREE                             NINE
                                                           MONTHS ENDED                     MONTHS ENDED
                                                            OCTOBER 31                       OCTOBER 31
                                                        1994          1993                1994        1993
                                                       --------------------              ------------------
AVERAGE SHARES OUTSTANDING

1. Average common shares outstanding                   6,727         6,727               6,727       6,727

2. Net additional shares outstanding
   assuming stock options exercised and
   proceeds used to purchase treasury stock              (A)            -                  (A)           -

3. Dilutive shares contingently issuable
   upon conversion of debentures  (See Note
   6 of the Notes to Consolidated Financial              (A)           656                 (A)         656
   Statements)

4. Adjusted average common shares
   outstanding for fully diluted computation           6,727         7,383               6,727       7,383

NET EARNINGS

5. Net earnings (loss) as reported in
   statements of consolidated earnings                  $208          $696             $(2,869)     $3,179

6. Decrease in interest expense and
   amortization of debt issuance costs relating to
   the subordinated debentures, net of                    -            152                   -         412
   income tax benefit

7. Adjusted net earnings (loss)                         $208          $848             $(2,869)     $3,591

EARNINGS PER SHARE

8. Net earnings (loss) per average common share
   outstanding                                          $.03         $ .10               $(.43)     $  .47

9. Net earnings per common share on a fully
   diluted basis                                          (A)      (B)$.12                  (A)    (B)$.49

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(A)   Antidilutive

(B) Fully diluted earnings per share is not presented, as the dilutive effect antidilutive.





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